Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 17, 2006, accompanying the financial statements and schedules and on internal control over financial reporting included in the Annual Report of Computer Programs and Systems, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Computer Programs and Systems, Inc. on Forms S-8 (File No. 333-97431, effective July 31, 2002, File No. 333-98543, effective August 22, 2002, and File No. 333-131165, effective January 20, 2006).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

February 17, 2006